PacifiCare
Teleconference Script
December 21, 2005
3:15 p.m. Central

Thank you for joining us this afternoon. We are pleased to report the completion of the PacifiCare merger with UnitedHealth Group. The companies are now beginning the process of first stage integration activities and pursing ways to improve services and accelerate growth in the expanded base of market segments we now serve. We are particularly happy to have this transaction completed at this time given the importance of a smooth Medicare Part D launch, January 1st employer service readiness, and our desire to optimize product offerings for customers in 2007.

Joining me today is Howie Phanstiel, chairman and chief executive officer of PacifiCare and who I am pleased to now introduce as executive vice president of UnitedHealth Group. Because this business combination does expand the operating and financial landscape of UnitedHealth Group, we thought it worthwhile to provide some updated information today following the completion of the merger. This will be kept at a high level since we report earnings in four weeks – on January 19th – but will provide appropriate insight into several key measures and projections for 2006.

Our remarks will address a number of topics and will take around 20 minutes. We will answer questions, related to these topics only, for another 20 minutes and then close. Today’s comments will cover:

•	The PacifiCare transaction structure.

•	A review of our early expectations around integration, financial opportunities and the growth outlook associated with this merger.

•	A brief overview of the John Deere Health Plan acquisition.

•	A cursory update on the 2006 enrolled membership growth outlook, which has matured since we visited with you at the investor conference.

•	An update on our Medicare Part D progress and some issues pertinent to the program.

•	A summary of our restated numbers relative to our expensing stock options – which will begin in 2006.

•	An updated – and favorable – outlook regarding financial results in 2006 given our growth and current view of operating performance.

These are, in the aggregate, positive events that add further to our already strong 2006 outlook.

I’ll start with the PacifiCare merger. As was disclosed this morning, all approvals required to proceed with the merger were received from the various state regulatory authorities and the Department of Justice, and we closed the transaction last evening. The proposed merger was announced back in early July and we have been working intensely and cooperatively with the various regulatory authorities ever since. These agencies were comprehensive in their review and analysis of this merger, and professional in the exercise of their regulatory oversight and authority. We are comfortable with how this has proceeded and appreciate their efforts and timely attention to these important matters.

Regarding the transaction terms, PacifiCare shareholders received $21.50 in cash and 1.10 shares of UnitedHealth Group stock for each of their PacifiCare shares. We will retire the approximately $925 million of PacifiCare bank and high yield debt with cash we have generated from operations. The new share count for UnitedHealth Group will be approximately 1.4 billion shares and we will remain comfortably within the historical levels of our debt to equity guidelines. Our share repurchase program, which has been curtailed over the last two quarters as we accumulated cash for this acquisition, will now resume along our historical levels under the remaining 59 million share Board authorization available to us.

We will now begin to integrate our respective operations along the commercial, senior and specialty business lines, as we discussed with you in previous sessions. In recognition of the advances this merger provides, I will take a few minutes to summarize for you the key strategic elements, financial accretion and synergy aspects of this business combination.

The merger is really about significant opportunities for growth. For UnitedHealthcare, it represents entry into new markets in the West including California – with 1.5 million PacifiCare commercial members – Washington, Oregon, and Nevada. It also strengthens our existing presence in Texas, Oklahoma, Colorado and Arizona – all of which are important markets for UnitedHealthcare.

The significantly broader care provider networks and relationships that result from this merger provide enhanced care access for multi-site clients of Uniprise and UnitedHealthcare, and will enhance the services provided to individuals through both AmeriChoice and Ovations. We also believe the more diverse set of product offerings available from these companies will bring greater competition that will benefit employers, consumers and health care providers in these Western markets, particularly California.

We should also note that the AMS business within PacifiCare, which serves the individual and small group markets, will benefit greatly from the access to UnitedHealth networks and medical cost analytics, and also will gain from the expertise and capabilities of Golden Rule and Exante Financial Services.

In another of our market segment businesses, the merger strengthens the dental, vision and behavioral offerings of Specialized Care Services, and creates broader distribution potential for these as well as our other ancillary care and specialty network offerings within our various group benefit products.

Relative to the needs of older Americans, our combined company will have the most comprehensive and recognized set of product offerings available, they will be truly national in scope, and will have a very strong market position serving American seniors. The advancing Part D opportunity is an obvious example of this capability for serving older Americans, as is the Prescriptions Solutions PBM which PacifiCare has positioned so well to support their senior business and other clients.

We also believe the entire administrative process around health care benefits and services will be advanced as we apply an increasingly important set of technology and service capabilities to these markets. This should simplify use and help lower costs for consumers and health care providers alike.

And beyond the enhanced growth which we believe will result from our business capabilities, there are significant opportunities for synergies that will advance affordability and access to services, as well as improve usability for individual consumers, employer groups and seniors we will serve. In financial terms, these synergies can be classified into four broad categories that are spread over several years:

•	Public company costs and administration synergies – which are estimated to be between $40 and $50 million.

•	Improved operating efficiencies – estimated at $125 to $150 million.

•	Network access and efficiencies – these include out of area coverage, reduced access fees, and improved economics that are estimated at between $75 and $100 million.

•	And lastly, senior and specialty business opportunities and synergies – with an estimated value of $35 to $50 million.

In 2006, we expect the year-end run rate synergies from these areas to come in between $75 and $100 million. These will largely be from the public company and administrative efficiencies and first stage network benefits categories. In years two and three, we should begin to drive the benefits of improved automation and common processing and procurement efficiencies, along with full network, access and benefit gains, to realize the remaining $200 to $250 million of run rate savings over that time.

I should note that PacifiCare has performed well since the announcement of this merger, particularly in its Medicare product offerings. They have been working intently on running their businesses, launching their Part D programs and readying their products, networks and operations to facilitate a successful integration. Their operating performance has been good throughout the year and they have solid momentum entering 2006. This advances our financial outlook for 2006. Adding their financial results to UnitedHealth Group, using current estimates, will produce earnings accretion of around five cents a share. This takes our previous 2006 outlook from $2.90 to $2.95 per share. That is before synergies. We would add another two to perhaps three cents from synergies for the first year, recognizing that they will take time to realize these and a penny requires around $25 million in operating earnings. That takes us to a new projection range of $2.97 to $2.98 for 2006.

On a projected combined basis, revenues should reach approximately $70 billion with operating earnings in the area of $7 billion and operating cash flows of $6 billion, less tax benefits related to option exercises that will now be reported in financing activities for cash flow reporting purposes. By year-end, our various membership businesses should be serving some 27 million people through commercial products and nearly 6.5 million in government-sponsored programs, excluding Part D participants.

Stock Option Accounting

Another area we want to update concerns the new stock option accounting. As we reported to you at the November Investor Conference, we will adopt FAS123 Stock Option Accounting effective January 1, 2006 and will apply it on a retro-active basis. Based on this accounting, our restated per share earnings will be as follows:

•	2003, which was reported as $1.48, will be restated to $1.38.

•	2004, which was reported as $1.97, will be restated as $1.87.

•	2005, which was estimated as $2.48, would be restated to $2.36.

•	2006, which includes PacifiCare, is now projected as $2.97 to $2.98; which would be restated to a range of $2.82 to $2.85 depending on assumptions around the timing and level of 2006 option awards and applicable stock values.

Part D

In response to the size and complexity of the new Part D start-up, we plan to report 2006 results on a basis that shows the performance of our historic business groups with a separate presentation of the first year performance for the Part D program. You will recall that earlier in 2005 we dedicated and capitalized a separate business unit to pursue this market opportunity. We believe this separate reporting will be the optimal way to preserve tracking of historic business performance trends and also provide accurate insights into the development of and contribution from Part D.

Heretofore, we have projected Part D, for UnitedHealth Group alone, to represent a net $100 million in operating earnings contribution to 2006 — or roughly five cents a share — with essentially no first quarter impact. The Part D contribution, based on what we believe to be an appropriate matching of revenue and expense, would build over the year with one cent in the second quarter and two cents in each of the third and fourth quarters. This serves as a reasonable template as to how this program would flow for us.

At the present time, and just as we discussed at the November Investor Conference, the interim period accounting for this program is still unclear. Part D premiums come in evenly each month over the full year. The benefit design as you all well know has three parts. The first is a basic deductible benefit that stops at $2,250. This is followed by an uncovered “doughnut hole” layer that goes from $2,250 to $5,100. The third part is a strongly coinsured layer where Medicare and the beneficiary shoulder 85% of the benefit burden. All of this makes for a complex revenue and expense match-up.

This program is in the form of an annual contract and has been designed, bid and awarded by CMS on an annual contract basis by region. Nonetheless, the accounting profession is struggling with its quarterly reporting aspects. They haven’t been able to conclude how the quarterly revenues and expenses should be matched under GAAP, and so they may default to just letting the expenses and accruals fall into whatever quarters they show up and recognize the revenue evenly each month.

That, of course, will lead to meaningfully distorted results every quarter with no quarter accurately reflecting the program performance – although annual results will be fine. Accordingly, until the accountants figure out how to match quarterly revenues and expenses — which could take some time — we will present the actual results of the program on a proforma basis reflecting quarterly performance pursuant to annual contract accounting which will be fully reconciled to whatever the accounting profession decides it wants to do.

While the accounting profession is struggling with Part D, American seniors and Ovations seem to be doing quite well with it. I’m pleased to report that as of yesterday, we have completed and signed applications to serve 2.2 million American Seniors under the Part D benefit. This breaks down roughly to 1,000,000 under individual stand alone benefits, 200,000 under employer and state sponsorship, and 600,000 under auto assignment. There are another 400,000 attached to Medicare Advantage offerings.

Separately, PacifiCare currently has around 1.5 million people in their program. That includes 530,000 through Federal assignment; 140,000 in state programs; and around 75,000 individual Part D sign-ups through their group sign-ups and broker distribution. To that is added another 730,000 through the Medicare Advantage program. The projected results of the PacifiCare program have been included in our full-year outlook we are sharing with you today.

Focusing a moment on just the Ovations Part D results so far, this is tracking well with, if not somewhat ahead, of their two to three million stand alone member guidance we provided earlier this year. As you can imagine, given the magnitude of response to the program, there is going to be a continuing backlog in the CMS process of converting signed and submitted applicants to CMS-recognized enrollment. That said, based on our experience to date, we can affirm that the CMS enrollment approval process is working and should eventually reconcile with a very high percentage of the submitted applications.

We are very pleased with the enrollment response to date and are intent on expanding our education and enrollment efforts in support of this important program. This entire process is expected to continue with varying degrees of intensity throughout 2006 and into early 2007. I would say that while our Part D enrollment results to date are quite strong and may exceed our original outlook, it is too early to revise our forecast in this area, but we will update you each quarter in 2006 to reflect our success and performance in this program.

It is interesting to note the effectiveness of direct marketing and web-based interactions in the initial phase of this process. For example, Ovations has to date enrolled 26% of its stand alone beneficiaries through our AARP Medicare Rx website. It is also obvious that the AARP brand, when matched with a well-designed and well-priced product, performs exceptionally well. In excess of 90% of our individual enrollment has been related to the AARP product which is our primary offering.

I’d also note that for beneficiaries who are caught in the application to enrollment gap, we are providing our own eligibility documentation to each of them and will honor their benefits. CMS has offered that they will recognize the benefits from the date of the application, and we have the eligibility systems in place to provide this service. This should be of meaningful value to these beneficiaries.

Another topic to mention before closing today is the John Deere Health Plan acquisition which was announced a week ago. This is a high quality, regional health plan serving businesses and governments across four areas where we have heretofore been largely inactive: central and western Illinois, eastern Iowa, southern Virginia and eastern Tennessee. The plan will contribute around $750 million of annualized revenues. Beyond the revenue contribution, it is important to note that the company has solid financial metrics and will be accretive before synergies, although it is too small to meaningfully impact our consolidated financials in 2006. We expect this transaction to close in the first quarter of 2006.

Regarding membership numbers, we are closer to 2006 enrollment and can update our views. As of this date, we expect full year net growth in the Health Care Services segment to be at the upper end of the ranges we reported to you in November. That means Uniprise comfortably over 500,000; UnitedHealthcare moving to the upper end of the 500,000 to 600,000 range; and Ovations, for all products excluding Part D, moving to the top end of the earlier 150,000 to 170,000 range. Medicare Part D, as already mentioned, also looks to have potential upside beyond our original expectations. All of this remains preliminary, of course, and for now, simply provides further support for the vibrancy of our programs and the basis for our solid 2006 earnings outlook.

Finally, with the PacifiCare transaction for all intents and purposes effective January 1, 2006, our 2005 guidance remains basically unchanged. That means revenues of a bit over $45 billion; operating cash flows of $4.7 billion assuming 12 monthly CMS payments for Medicare in 2005 and GAAP cash flows of $4.3 billion as the traditional year-end Medicare payment is going to be deferred by the government into the first day of 2006; earnings from operations of about $5.35 billion and earnings per share of $2.48, up 26% over 2004 results. This implies fourth quarter earnings of $0.65 per share, which is what we projected at the end of third quarter and again at Investor Day. This fourth quarter number fully reflects the significantly higher than previously anticipated costs associated with Part D and the very, very high call center volumes and enrollment activities we have adjusted to.

With that, I’ll close by highlighting our updated 2006 financial outlook:

•	Revenues of $70 billion.

•	An increase in our baseline $2.90 earnings-per-share to $2.97 to $2.98 (or between $2.82 and $2.85 adjusted for stock option expensing). That would be a year-over-year increase of around 20%.

•	Return on equity of around 24% for the full year, fully reflecting the initial impact of the PacifiCare merger.

•	Cash flows of $6 billion, or $5.7 billion when factoring in the reclassification under FAS 123.

•	First quarter 2006 EPS of $0.68, which includes PacifiCare and should equate to $0.64 including stock option accounting.

I conclude by noting that we are in a strong position as we end this year. Our businesses are accelerating noticeably, our margins are consistent with our expectations and our return on capital is excellent. We have a number of key initiatives for 2006 beyond those of PacifiCare, John Deere and Part D, and we expect to operate our businesses aggressively against our plans and generate strong underlying earnings performance over the course of the year as we advance the nature and quality of services we provide to our various customers.

Again, I thank you for your time this afternoon. Howie and I, along with a number of the senior people with us today will take a few minutes for questions relative to today’s call.